EXHIBIT 6
                                   [FORM OF]

                          NORTH AMERICAN VACCINE, INC.
                             STOCK OPTION AGREEMENT
                          GOVERNED BY THE NON-EMPLOYEE
                          DIRECTOR AND SENIOR EXECUTIVE
                                STOCK OPTION PLAN

         This STOCK OPTION AGREEMENT ("Agreement") is made as of this 1st day of January, 1994, between North American Vaccine, Inc., a Canadian corporation (the "Company"), and Phillip Frost (the "Optionee").

         1.       NATURE OF OPTION

         This Stock Option (the "Option") is NOT intended to qualify as an incentive stock option as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and shall be construed as a non-qualified stock option.

         2.       GRANT OF OPTION

         The Company hereby irrevocably grants to the Optionee an Option to purchase all or any part of an aggregate of _________ common shares, no par value, of the Company (the "Common Share") (such number being subject to adjustment as provided in Section 15 of this Agreement), on the terms and conditions set forth in this Agreement and in the Non-Employee Director and Senior Executive Stock Option Plan (the "Plan"), adopted by the Company, which is incorporated herein by reference. The terms used in this Agreement shall have the same definitions set forth in the Plan.

         3.       EXERCISE PRICE

         The exercise price shall be $________ (Canadian) for each Common Share, which price is no less than the fair market value per Common Share on the date of grant.


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         4.       DURATION OF OPTION

         This Option may not be exercised after January 1, ____, and may be exercised during such period only in accordance with the terms of the Plan and this Agreement.

         5.       SCHEDULE OF EXERCISE OF OPTION

         This Option shall be exercisable during the period set forth in Section 4, above, in accordance with the following schedule:

         (a) _______ of the Common Shares optioned hereunder shall first become exercisable on January 1, _____; and

         (b) an additional ______ of the Common Shares optioned hereunder shall first become exercisable on January 1, ______; and

         (c) the remaining ______ of the Common Shares optioned hereunder shall first become exercisable on January 1, _____.

         Notwithstanding the foregoing, this Option may become immediately exercisable upon a Change of Control as prescribed in Article VI of the Plan.

         6.       TERMINATION OF STATUS AS A NON-EMPLOYEE DIRECTOR

         If Optionee ceases to serve as a Non-Employee Director of the Company, he may, but only within three (3) months after the date he ceased to be a Non-Employee Directors, exercise this Option to the extent that he was entitled to exercise it at the date of such termination. To the extent that he was not entitled to exercise this Option at the date of such termination, or if he does not exercise this Option within the time specified herein, this Option shall terminate.

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         7.       DISABILITY OF OPTIONEE

         Notwithstanding the provisions of Section 6 above, if Optionee is unable to continue to perform as a Non-Employee Director of the Company as a result of his total and permanent disability (as defined in Section 22(e)(3) of the Code), he may, but only within twelve (12) months from the date of termination of employment, exercise his Option to the extent he was entitled to exercise it at the date of such termination. To the extent that he was not entitled to exercise this Option at the date of such termination, or if he does not exercise this Option within the time specified herein, this Option shall terminate.

         8.       DEATH OF OPTIONEE

         In the event of the death of Optionee during the term of this Option and while a Non-Employee Director of the Company, and having been in continuous status as a Non-Employee Director since the date of grant of the Option, the Option may be exercised, at any time within twelve (12) months following the date of death, by Optionee's estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent of the right to exercise the Option on the date of death.

         9.       METHOD OF EXERCISE OF OPTION

         The Option shall be exercised by delivery of a written notice to the Company in the manner described in Section 19 of this Agreement. Such notice shall be signed by the Optionee and shall state the election to exercise the Option, the number of Common Shares in respect of which the Option is being exercised, and such other representations and agreements as to the Optionee's investment intent with respect to such Common Shares as may be required by the Company. Full payment of the exercise price made by cash, check or if permitted by the Compensation Committee,

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other Common Shares of the Company, or any combination of such methods, shall accompany the notice. This Option may not be exercised for a fraction of a Common Share.

         10.      LIMITATIONS ON EXERCISE OF OPTION

         (a) No Common Shares shall be issued pursuant to the exercise of an Option unless the exercise of such Option and the issuance and delivery of such Common Shares shall comply with all relevant provisions of Canadian and United States laws, including the Securities Act (Quebec), the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated under the Acts, and the requirements of any stock exchange upon which the Common Shares may then be listed.

         (b) As a condition to the exercise of the Option, the Company may require the Optionee to represent and warrant at the time of such exercise that the Common Shares purchased pursuant to the Option are being purchased only for investment and without any present intention to sell or distribute such Common Shares if, in the opinion of counsel for the Company, such a representation is or may be required. Certificates representing Common Shares issued upon exercise of this Option shall bear a restrictive legend prohibiting the transfer of such Common Shares unless, in the opinion of such counsel, such transfer is not inconsistent with any of the requirements of any applicable Canadian and United States securities laws.

         (c) Options granted under the Plan prior to the date on which shareholders of the Company approve the Plan, as required by Article XIV of the Plan, shall be conditioned upon shareholder approval of the Plan.

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         11.      ISSUANCE OF SHARE CERTIFICATES

         Upon the payment of the exercise price and subject to all other provisions of this Agreement and the Plan, the Company will issue, within thirty
(30) days from the date of the exercise of the Option (subject to the exceptions noted in the Plan), certificates representing the Common Shares subject to the Option. The Optionee thereupon shall have full dividend and voting rights with respect to such Common Shares. Notwithstanding the exercise of any Option, the Optionee shall have no rights as a shareholder, including the right to vote or to receive dividends, until the issuance of share certificates by the Company, and no adjustment will be made for a dividend or other right, except as provided in the Plan, for which the record date is prior to the date of issuance of the share certificates.

         12.      NON-TRANSFERABILITY

         This Option shall not be transferable in any manner other than by will or by laws of descent or distribution or as otherwise permitted under the Plan and may be exercised during the lifetime of the Optionee only by the Optionee, except as otherwise permitted under the Plan.

         13.      NO RIGHT TO CONTINUED EMPLOYMENT

         This Option shall not confer upon the Optionee any right with respect to continuance of employment or directorship by the Company or any of its Parent or Subsidiary, nor shall it interfere in any way with the right of the Optionee's employer to terminate the Optionee's employment or directorship at any time.

         14.      NO OBLIGATION TO EXERCISE OPTION

         The granting of this Option shall impose no obligation upon the Optionee to exercise this Option.

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         15.      ADJUSTMENTS

         In the event of any increase or decrease in the number of issued Common Shares resulting from certain corporate transactions (i.e., a share split or payment of share dividend with respect to the Common Shares or any other increase or decrease in the number of issued Common Shares effected without receipt of consideration by the Company), the number of Common Shares subject to this Option and the exercise price per Common Share shall be proportionately adjusted by the Board in such manner as provided by Article 10 of the Plan. An adjustment so made shall be final, conclusive, and binding upon the Optionee.

         16.      OPTIONEE BOUND BY PLAN

         The Optionee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

         17.      SUCCESSORS IN INTEREST

         This Agreement shall inure to the benefit of and be binding upon each successor of the Company. All obligations imposed upon the Optionee and all rights granted to the Company under this Agreement shall be binding upon the Optionee's heirs, executors, administrators, and successors.

         18.      RESOLUTION OF DISPUTES

         Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction, or application of this Agreement shall be determined by the Compensation Committee and any such determination made by the Compensation Committee shall be final, binding, and conclusive for all purposes.

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         19.      NOTICES
         Any notices, letters, offers, acceptances, or other communications contemplated by this Agreement shall be in writing and shall be deemed duly given when delivered by hand or mailed by certified or registered mail, first class, postage prepaid and return receipt requested, addressed as follows:

         (i) if to the Optionee: Phillip Frost, c/o IVAX Corporation, 8800 N.W. 36th Street, Miami, Florida 33178

         (ii)     if to the Company, North American Vaccine, Inc.
                  12103 Indian Creek Court, Beltsville, Maryland 20705
                  Attention: Senior Vice President, Legal Affairs;

or to such other addresses as the Optionee or the Company may have furnished in writing to each other. The date of notice for all purposes under this Agreement shall be the date of delivery of the notice.

         20.      APPLICABLE LAW

         This Agreement shall be construed in accordance with, and governed by, the laws of the province of Quebec and the laws of Canada applicable therein.

         21.      CONFLICT BETWEEN AGREEMENT AND PLAN

         This Agreement shall be construed, to the maximum extent possible, consistently with the terms of the Plan. The terms of the Plan shall control if there are any conflicts between the terms of this Agreement and the Plan.

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         IN WITNESS WHEREOF, the Company and the Optionee have executed this
Agreement as of the date set forth above.

                                            NORTH AMERICAN VACCINE, INC.

                                            By: /s/ DANIEL J. ABDUN-NABI
                                                --------------------------------
                                                Daniel J. Abdun-Nabi
                                                Senior Vice President
                                                Legal Affairs & General Counsel

                                                /s/ PHILLIP FROST
                                                --------------------------------
                                                Phillip Frost

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